Exhibit 99.1

                              COMPANY PRESS RELEASE

  Arete Industries, Inc. Subsidiary Purchases Producing Oil and Gas Properties.
                           Colorado Oil and Gas, Inc.
        Purchased Five Working Interests in Producing Wells in Oklahoma.

For Immediate Release
Thursday July 14, 2005

NIWOT, Colorado, July 14, 2005 (Business Wire) Arete Industries, Inc. (OTC - Bulletin Board: ARET) announced today that its subsidiary, Colorado Oil and Gas, Inc. (COG), purchased five working interests in producing wells in Roger Mills county and Beckham county, Oklahoma. The operator of the property is Chesapeake Exploration Limited Partnership and Chesapeake Operating, Inc.

Bill Stewart, President and CEO of Colorado Oil and Gas, Inc. stated: "We are pleased that we were able to complete this purchase. Although it is a small purchase it is another step in our plan to acquire oil and gas properties and increase our cash flow. We plan to continue to build the future for the Company and its shareholders."

About the Company. Arete Industries, Inc., a development stage company, is a publicly traded holding company with several subsidiaries. Its subsidiary, Colorado Oil and Gas, Inc. ("COG") was formed to pursue the acquisition of small producing oil and gas properties and mineral interests, as an entry strategy to developing into a full size oil and gas company. The Company has one other subsidiary, Aggression Sports, Inc. dba Arete Outdoors, an outdoor sports equipment manufacturing company that has been inactive since 2001. The Company continues to seek other business acquisitions.

Statement as to Forward Looking Statements. Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other "forward-looking statements" within the meaning of the federal securities laws. Any such projections or statements reflect Arete's or COG's current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, COG's inability to meet the conditions to acquiring its current project including providing financing to pay the purchase price; unexpected difficulties encountered in the investment market; the volatility in commodity prices for oil and gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in their businesses that are detailed in their Securities and Exchange Commission ("SEC") filings.

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For Further Information Contact:

Company Contact:  Arete Industries, Inc.        Colorado Oil and Gas, Inc.
Karen Hemmerle, Corporate Communications        Bill Stewart, President
Email: ir@areteindustries.com                   Email: wws@coloradooilandgas.com
       ----------------------                          -------------------------
Arete Industries, Inc.                          Colorado Oil and Gas, Inc.
7102 La Vista Place, Suite 100                  7260 Osceola Street
Niwot, Colorado 80503                           Westminster, Colorado 80030
Voice: 303-652-3113                             Voice:  303-427-8688
Fax: 303-652-1488
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